Exhibit 10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, signed this 21st day of August, 2006, to be effective as of the 1st day of January, 2006, by and between QUAKER CHEMICAL B.V., a Netherlands corporation (hereinafter referred to as “QUAKER”), and L. WILLEM PLATZER (hereinafter referred to as “EXECUTIVE”).

BACKGROUND

EXECUTIVE has been employed with QUAKER and its affiliate, Quaker Chemical Corporation, at various positions including, most recently, as its Vice President - Worldwide Operations. QUAKER now wishes to employ EXECUTIVE as Vice President and Managing Director - Europe, and EXECUTIVE wishes to be employed by QUAKER in that position.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.0	Appointment.

1.1	Effective as of the date written above QUAKER agrees to employ EXECUTIVE, and EXECUTIVE agrees to serve as QUAKER’s Vice President and Managing Director - Europe. He shall perform all duties consistent with such position as well as any other duties that are assigned to him from time to time by the Chief Executive Officer or the Board of Directors of Quaker Chemical Corporation. EXECUTIVE covenants and agrees that he will, during the term of this Employment Agreement or any extension or renewal thereof, devote his knowledge, skill, and working time solely and exclusively to the business and interests of QUAKER.

1.2	Since EXECUTIVE’s new position is with QUAKER, EXECUTIVE’s employment contract with Quaker Chemical Corporation dated January 1, 2001 is hereby terminated as of December 31, 2005, and has no continuing legal effect other than recognizing years of service (as off May 15, 1995) for any applicable benefits to be extended pursuant to this Agreement.

L. Willem Platzer	- 2 –	Employment Agreement

2.0	Term.

2.1	Except as otherwise provided for in Paragraph 6, the term of EXECUTIVE’s employment shall continue for an indefinite period of time. The employment may be terminated by either party with due observance of the statutory notice period. Notice may only be given in writing.

3.0	Compensation and Benefits.

3.1	EXECUTIVE’s annual base salary will amount to € 179,220 gross (subject to applicable withholding) as per July 1, 2006, which will be paid in 12 monthly installments of € 14,935 gross (subject to applicable withholding). The rate of base salary will be reviewed and adjusted on an annual basis consistent with QUAKER’s then current practice for reviewing executive officers’ salaries and performance.

3.2	EXECUTIVE will be entitled to an annual incentive bonus package to be established at 0 up to a maximum of 50% of base annual salary (annual salary defined as monthly gross salary x 12) in accordance with the Quaker Chemical Corporation’s Global Annual Incentive Plan. Under the Quaker Chemical Corporation’s Long-Term Incentive Plan, EXECUTIVE will participate at Level 1 with the awards to be annually approved by the Compensation and Management Development Committee of the Board of Directors of Quaker Chemical Corporation. Both of the aforementioned incentive Plans may be amended by the Board of Directors at any time including eligibility to participate in any given QUAKER (and/or its affiliate’s) incentive plan, the level of participation in any QUAKER (and/or its affiliate’s) incentive plan, and the terms and conditions of any QUAKER (and/or its affiliate’s) incentive plan. Any changes to those Plans, including participation levels shall not affect any of the other terms and conditions hereof including, without limitation, the covenants contained in the Declaration of Secrecy and Non-Competition attached as Addendum 1. Revisions to Addendum 1 shall become effective upon notification in writing by QUAKER.

3.3	Except for payments made that are the responsibility of QUAKER pursuant to the express terms of the Employment Agreement (and this

L. Willem Platzer	- 3 –	Employment Agreement

summary of the general terms of employment), EXECUTIVE shall be responsible for the payment of all withholding taxes, social security payments, and other applicable governmental taxes, charges, or payments.

3.4	EXECUTIVE is eligible for a company automobile for business and personal use consistent with QUAKER’s policy applicable to such benefit as the same may be revised from time to time. In accordance with QUAKER’s policy, EXECUTIVE will be entitled to 100% reimbursement of telephone expenses upon receipt of the KPN bill. If there should be a change in the Dutch tax law, the new legislation will be applied.

3.5	EXECUTIVE will continue to participate in the Netherlands’s collective pension plan with pension premiums to be paid by QUAKER and calculated at 100% of base salary notwithstanding the fact that EXECUTIVE’s salary will be paid in multiple jurisdictions.

4.0	INSURANCE AND ADDITIONAL ARRANGEMENTS.

4.1	EXECUTIVE shall be entitled to Business Travel Accident Insurance made available to all employees of QUAKER in case of accident while traveling on company business. The principal sum of Accidental Death and Dismemberment Insurance is five (5) times base salary up to a maximum $1,000,000. Apart from this there is a “24 hour Collective Accident/Disability Insurance” that provides coverage for all employees equal to a maximum of three times the yearly income (basic salary plus holiday allowance and 10% bonus). Both policies contain certain exclusions. Luggage of employees traveling abroad (world coverage) is insured to a maximum of € 2269. — per occasion split up into; Luggage: € 1815. — with a maximum of 25% = € 454. — for high value items (camera, jewelry, etc.) and Cash: € 454 in excess of € 45 which is Executive’s own risk, — per occasion. QUAKER pays the premium.

4.2	The premiums for the Dutch AOW, AnW, and AWBZ are included in EXECUTIVE’S salary. QUAKER will pay the employer’s part and employee’s part of the WW and WIA premium directly to the respective institute ( UWV). The employee part will be withheld from EXECUTIVE’s salary. Each year, at the EXECUTIVE’s request,

L. Willem Platzer	- 4 –	Employment Agreement

QUAKER will provide confirmation that social security and disability premiums and other government charges have been paid to the appropriate governmental authorities.

4.3	In case of illness of the wife/life partner of an employee or in case of illness of a single employee with children, QUAKER will contribute 50% of the costs of a professional who will take over the normal care of the family under certain conditions.

4.4	The EXECUTIVE will be paid a holiday allowance of 8.5% of his gross annual base salary. The holiday allowance is paid out in April.

4.5	The application of the BV General Terms of Employment (ARAP – Algemene Regeling Arbeidsvoorwaarden Personeel) and all amendments thereto which shall continue to apply to this employment agreement as it did to the previous contracts.

5.0	Confidentiality and Non-Compete.

5.1	The duties and nature of the position of EXECUTIVE will necessitate full and detailed access to QUAKER’s and its affiliates’ strategic, financial, operational and technical information. In view thereof, EXECUTIVE, has agreed to sign the Declaration of Secrecy and Non-Competition, attached hereto as Addendum 1 and made a part hereof.

6.0	Termination.

6.1	In the event that QUAKER in its sole discretion and at any time terminates this Agreement with EXECUTIVE (other than for Termination for Cause, death, disability, or normal retirement age), QUAKER agrees to provide EXECUTIVE with reasonable out-placement assistance and a severance payment (contingent upon EXECUTIVE executing a form of release satisfactory to QUAKER) that shall be in accordance with Dutch legal practice but with a minimum of twelve (12) months’ base salary calculated at EXECUTIVE’s then current rate.

6.2	This Employment Agreement also can be terminated (and thereby terminate EXECUTIVE’s employment with QUAKER) at any time and without notice by “Termination for Cause.” Termination for Cause

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means EXECUTIVE’s employment with QUAKER shall have been terminated by QUAKER by reason of either:

6.2.1	The willful and continued failure (following written notice/ documentation in writing) by EXECUTIVE to execute his duties under this Employment Agreement; or

6.2.2	The willful engaging by EXECUTIVE in a continued course of misconduct which is materially injurious to QUAKER, monetarily or otherwise.

7.0	Representations and Warranties.

7.1	EXECUTIVE represents and warrants to QUAKER that:

7.1.1	There are no restrictions, agreements, or understandings whatsoever to which EXECUTIVE is a party which would prevent or make unlawful his execution of this Employment Agreement or his employment hereunder; and

7.1.2	His execution of this Employment Agreement and his employment hereunder shall not constitute a breach of any contract agreement, or understanding, oral or written, to which he is a party or by which he is bound.

8.0	Liability

8.1	The company maintains a Directors and Officers liability Insurance policy. This policy indemnifies the Director, Officers and managers for any wrongful act as long the associate is acting in the scope of his employment. The limits for this policy are US$ 20,000,000.-. It does not however, insure for any dishonest act, criminal act, libel or slander or violations of law.

9.0	Miscellaneous.

9.1	This Employment Agreement together with the Addenda hereto contains all the agreements and understandings between the parties hereto with respect to EXECUTIVE’s employment by QUAKER and supersedes all prior or contemporaneous agreements with respect thereto and shall be binding upon and for the benefit of the parties hereto and their respective personal representatives, successors, and assigns. This Employment Agreement with the inclusion of all Addenda hereto, shall be governed by and construed in accordance with the laws of the Netherlands.

L. Willem Platzer	- 6 –	Employment Agreement

IN WITNESS WHEREOF, QUAKER has caused this Employment Agreement to be signed by its Managing Director, and EXECUTIVE has signed as of the day and year first above written.

ATTEST:	QUAKER CHEMICAL BV
(SEAL)

/s/ A. C. Tol	By:	/s/ E. ten Duis
A. C. Tol		E. ten Duis

WITNESS:

/s/ A. C. Tol	By:	/s/ L. Willem Platzer
A. C. Tol		L. Willem Platzer

ADDENDUM 1

Employment Agreement dated as of January 1, 2006

Mr. L. Willem Platzer

DECLARATION OF SECRECY AND NON-COMPETITION

Secrecy

The EXECUTIVE acknowledges that information concerning the method and conduct of Quaker’s (and any affiliates’) business, including, without limitation, strategic and marketing plans, budgets, corporate practices and procedures, financial statements, customer and supplier information, formulae, formulation information, application technology, manufacturing information, and laboratory test methods and all of Quaker’s (and any affiliates’) manuals, documents, notes, letters, records, and computer programs are Quaker’s (and/or Quaker’s affiliates, as the case may be) trade secrets (“Trade Secrets”) and are the sole and exclusive property of Quaker (and/or Quaker’s affiliates, as the case may be). EXECUTIVE agrees that at no time during or following employment with Quaker will EXECUTIVE use, divulge, or pass on, directly or through any other individual or entity, any Trade Secrets. Upon termination of EXECUTIVE’s employment with Quaker, or at any other time upon Quaker’s request, EXECUTIVE agrees to forthwith surrender to Quaker any and all materials in his possession. Trade Secrets do not include information that is in the public domain at no fault of the EXECUTIVE.

Non-Competition

For a period of twelve (12) months after the termination of EXECUTIVE’s employment with Quaker, EXECUTIVE agrees, regardless of the reason for the termination of employment hereunder, that he will not:

a)	directly or indirectly, together or separately or with any third party, whether as an individual proprietor, partner, stockholder, officer, director, joint venturer, investor, or in any other capacity whatsoever actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of chemical specialty products or chemical management services which are the same, like, similar to, or which compete with the products and services offered by employer (or any of its affiliates); and

b)	recruit or solicit any employee of Quaker or otherwise induce such employee to leave the employ of Quaker or to become an employee or otherwise associated with his or any firm, corporation, business, or other entity with which the EXECUTIVE is or may become associated.

L. Willem Platzer	- 2 -	Addendum 1

The undersigned EXECUTIVE forfeits in favor of Quaker a penalty payable forthwith of € 45,000.— for each day of infringement of the above-mentioned prohibition, in lieu of the right of Quaker to claim actual damages. Quaker may at any time at its own initiative, or at the request of the undersigned EXECUTIVE, wholly or partly waive the stipulation referred to in this article. As long as the undersigned EXECUTIVE has not requested Quaker to waive the stipulation as referred to in this article, this stipulation shall be deemed between the parties not to harm the EXECUTIVE unreasonably, nor to impede him in a significant way to be employed otherwise than by Quaker.

QUAKER CHEMICAL B.V.		AGREED:

By:	/s/ E. ten Duis	/s/ L. Willem Platzer
	E. ten Duis	L. Willem Platzer

Date: August 21, 2006		Date: August 21, 2006